Exhibit 99.1
CONQUEST SETTLES MCGOWAN LAWSUIT

HOUSTON, TX June 2012 --Conquest Petroleum Incorporated (OTCBB: CQPT), is an independent oil and gas producing company with a Business Plan of acquiring producing properties with upside potential, restoring wells on those properties to production, and drilling infill wells to capture reserves that would not have otherwise been exploited. The major areas of activity include two producing fields in North Louisiana and an acreage position in Kentucky.

The Delhi Field had previously been subject to an environmental lawsuit filed by certain landowners on the property. That suit was settled in June 2009 and Conquest paid its share of the settlement and attorneys’ fees. When the property was purchased in September 2006, Conquest indemnified all previous owners against any environmental claims. Conquest purchased the properties from McGowan Working Partners who had indemnified its previous owner and against similar claims. The owner from whom McGowan purchased the property sought reimbursement from McGowan for its share of payments. McGowan vigorously arbitrated the claim to no avail. McGowan then asserted the claim against Conquest in the amount of $3,020,000 and filed a lawsuit to collect these funds.

Conquest agreed to the settlement in the amount of $3,020,000. McGowan agreed to drop claims for interest, attorneys’ fees, and the nullification of the conveyance from McGowan to Conquest.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undue reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:	Killian Capital Corp Ann Thomas 210-744-9565 ann_thomas@msn.com 13131 Champions Drive, Suite 205 Houston, TX 77069